[RAIT FINANCIAL TRUST LETTERHEAD]

As of December15, 2008

To All Holders of RAIT Officer Restricted Units:

As you are aware, the phantom units that have been awarded to you as Restricted Units under the RAIT Financial Trust 2008 Incentive Award Plan (previously known as the RAIT Investment Trust 2005 Equity Compensation Plan) (the “Plan”) are subject to the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) because they constitute deferred compensation. As a consequence, in order to comply with the requirements of section 409A of the Code and its corresponding regulations, the terms of the Unit Award Agreements (collectively, the “Agreements”) covering your currently outstanding Restricted Units (collectively, the “Grants”) must be amended by December 31, 2008 to be in documentary compliance with such requirements. As a result, the purpose of this letter is to amend the Agreements covering these outstanding Grants so that they will be in compliance with such requirements.

Specifically, as of the date of this letter, each Agreement is hereby amended as follows, except to the extent already provided in your Agreement for such Grant (all capitalized terms not defined in this letter, shall have the meaning set forth in the Agreements):

•	The conversion of Redeemed Units to an equivalent number of Common Shares shall occur within thirty (30) days following the designated Redemption Date or Deferred Date, as applicable.

•	You may elect to make an one-time irrevocable election to further defer the Redemption Date of any of the Redeemed Units that are redeemable on the Vesting Date, provided that (i) the election shall not take effect until at least twelve (12) months after the date on which the election is made, (ii) the new Redemption Date must be at least five (5) years later than the first anniversary of the Vesting Date (i.e., no sooner than the sixth anniversary of the Vesting Date), and (iii) the election must be made at least twelve (12) months prior to the first anniversary of the Vesting Date. Notwithstanding your election, your Redemption Date will be the date of your death or becoming disabled (within the meaning of section 409A(a)(2)(C) of the Code) if such event occurs prior to your Deferred Date.

•	If your Agreement provides that dividend equivalents will be credited to a Dividend Equivalent Account until the corresponding Restricted Units vest, the cash payment that will be paid to you for such amounts if the Restricted Units vest will be paid to you within thirty (30) days following the applicable Vesting Date.

•	If your Agreement provides that dividend equivalents will be paid to you when dividends are declared with respect to the Common Shares, the cash payment for such dividend equivalents will be paid to you at the same time that the dividends are paid to the shareholders holding Common Shares.

•	If a Change of Control occurs, upon such occurrence, unless the Committee determines otherwise in accordance with the requirements of section 409A of the Code: (i) all of your then outstanding Restricted Units shall continue to vest in accordance with their terms; (ii) your outstanding Redeemed Units shall be distributed to you in accordance with the terms of your Agreement; and (iii) all dividend equivalents credited to your Dividend Equivalent Account, if any, shall be paid to you in cash in accordance with the terms of your Agreement.

•	You Agreements are intended to comply with the requirements of section 409A of the Code and shall in all respects be administered in accordance with section 409A of the Code. Notwithstanding any provision in your Agreements to the contrary, distribution and payment may only be made under the Agreements upon an event and in a manner permitted by section 409A of the Code or an applicable exemption. Each distribution and payment made under the Agreements shall be treated as a separate distribution and payment for purposes of section 409A of the Code. Except as permitted pursuant to a valid deferral election, in no event may you, directly or indirectly, designate the calendar year of a distribution or payment.

•	The Subsequent Deferral Election Form attached as Exhibit A to the Agreements shall be replaced in its entirety by the Subsequent Deferral Election Form attached hereto as Exhibit A.

•	In all respects not modified herein, your Agreements are hereby ratified and confirmed.

• * * *

As this letter amends the terms of your Agreements, you should retain this letter with your Agreements. Should you have any questions regarding this letter, please contact Jack E. Salmon, RAIT’s Chief Financial Officer and Treasurer, at (215) 243-9032. Should you have any questions about how section 409A of the Code applies to you and your Grants you should contact your personal tax advisor.

Sincerely,

/s/ Jack E. Salmon_
Jack E. Salmon

EXHIBIT A

SUBSEQUENT DEFERRAL ELECTION FORM

PART A. TIME OF REDEMPTION

I,      , (the “Participant”) hereby irrevocably elect to have the following Restricted Units (the “Deferred Units”) that were granted to me pursuant to the Unit Award Agreement, dated as of      , 200     , (the “Agreement”) under the RAIT Financial Trust 2008 Incentive Award Plan (the “Plan”) that would have been redeemed by RAIT Financial Trust (“RAIT”) on the redemption date (the “Redemption Date”) set forth below instead be redeemed on the deferred date designated (the “Deferred Date”), which date must be at least five (5) years later than the Redemption Date, and this election is at least twelve (12) months prior to the Redemption Date (fully complete the table below designating the Restricted Units to be deferred, since the Restricted Units are redeemed on different Redemption Dates a separate row must be completed for each Redemption Date):

Number of Restricted Units to be Further Deferred (All Restricted Units for a Particular Redemption Date Must Be Deferred)	Original Redemption Date (Election Must Be Made at Least 12 Months Prior to the Redemption Date)	Deferred Date (Must be at least five years later than the Original Redemption Date)

PART B. ACKNOWLEDGMENT

I understand and expressly agree that (i) the Deferred Date for the Deferred Units shall be the date I specified in Part A above (which is a date that is at least five (5) years later than the original Redemption Date), and (ii) I will not be entitled to receive redemption of the Deferred Units on an earlier date, except in the event of my death or I become disabled (within the meaning of section 409A(a)(2)(C) of the Code). I also understand and expressly agree that this deferral election is irrevocable, is being made at least twelve (12) months prior to the original Redemption Date, and shall not take effect until twelve (12) months after the date on which I make this election.

PARTICIPANT SIGNATURE

Participant:	Date:
Receipt Acknowledged:
By:
Title:	Date: